As filed with the Securities and Exchange Commission on March 3, 2006

Registration No. 333-54548

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1

to

FORM S-8

Registration Statement Under The Securities Act of 1933

NEOFORMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0424252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Neoforma, Inc.

3061 Zanker Road

San Jose, California 95134

(Address of principal executive offices)

Non-Plan Stock Options

Granted by EquipMD, Inc. and

Assumed by Registrant in Connection With

Registrant’s Acquisition of EquipMD, Inc.

(Full titles of the plans)

Michael Mahoney President Neoforma, Inc. 3061 Zanker Road San Jose, California 95134	Copies to: Frederick C. Lowinger Sidley Austin LLP 1 South Dearborn Street Chicago, Illinois 60603
(Name and Address of Agent for Service)

(408) 468-4000	(312) 853-7000
(Telephone Number, Including Area Code, of Agent for Service)

REMOVAL FROM REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, No. 333-54548, filed January 29, 2001 (the “Registration Statement”) pertaining to the registration of an aggregate of 1,075,501 shares of the Registrant’s Common Stock, par value $.001 per share (“Common Stock”) to be issued pursuant to the exercise of non-plan options granted by EquipMD, Inc. and assumed by Registrant pursuant to Registrant’s acquisition of EquipMD, Inc. (the “Options”). Pursuant to a merger, effective March 3, 2006, the Options have been converted into the right to receive cash consideration, and can no longer be exercised in exchange for Common Stock. As a result, the Registrant hereby amends the Registration Statement to remove the Common Stock from registration under the Registration Statement, effective upon the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 3rd day of March 2006.

NEOFORMA, INC.

/s/ Michael Mahoney
Michael Mahoney
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 3, 2006.

/s/ Michael Mahoney	President and Director (principal executive officer)
Michael Mahoney

/s/ Greg Nash	Treasurer, Secretary and Director (principal financial and accounting officer)
Greg Nash